                                                                    Exhibit 99.2

Notes to Footnote 4:

The shares of Common Stock ("Common Stock") described in this Form 4 are held by
Friedman Fleischer & Lowe Capital Partners,  LP and FFL Executive  Partners,  LP
(collectively,  the "Friedman  Fleischer & Lowe Funds") in the amounts set forth below.  An allocation of shares is listed below for each  transaction  described herein.  The  Friedman  Fleischer & Lowe Funds are each  controlled  by Friedman
Fleischer & Lowe GP, LLC, their general partner. Accordingly, Friedman Fleischer
& Lowe Capital  Partners,  LP and FFL  Executive  Partners,  LP may be deemed to beneficially  own each other's  shares of Common  Stock.  Tully M.  Friedman and
Christopher  A. Masto are,  respectively,  Senior  Managing  Member and Managing
Member of Friedman  Fleischer & Lowe GP, LLC, and may be deemed to  beneficially own the shares of Common Stock owned by the Friedman Fleischer & Lowe Funds. The reporting persons disclaim  beneficial  ownership of any shares in which they do not have a pecuniary interest.

Holder                        Shares of Common           Shares of Common Stock
                             Stock Distributed,        Directly Owned Following
                                  3/14/05                    Distribution
--------------------------------------------------------------------------------
Friedman Fleischer & Lowe    3,928,925                12,600,460
Capital Partners, LP

FFL Executive Partners, LP   71,075                   227,943